EX-FILING FEES

Calculation of Filing Fee Table

424(b)(2)

(Form Type)

Kabushiki Kaisha Mitsui Sumitomo Financial Group

(Exact name of registrant as specified in its charter)

SUMITOMO MITSUI FINANCIAL GROUP, INC.

(Translation of registrant’s name into English)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Debt	$300,000,000 Senior Floating Rate Notes due 2026	Rule 457(r)	$300,000,000	100.000%	$300,000,000	0.0001102	$33,060
Fees to Be Paid	Debt	$1,500,000,000 5.464% Senior Notes due 2026	Rule 457(r)	$1,500,000,000	100.000%	$1,500,000,000	0.0001102	$165,300
Fees to Be Paid	Debt	$1,500,000,000 5.520% Senior Notes due 2028	Rule 457(r)	$1,500,000,000	100.000%	$1,500,000,000	0.0001102	$165,300
Fees to Be Paid	Debt	$1,000,000,000 5.710% Senior Notes due 2030	Rule 457(r)	$1,000,000,000	100.000%	$1,000,000,000	0.0001102	$110,200
Fees to Be Paid	Debt	$1,500,000,000 5.766% Senior Notes due 2033	Rule 457(r)	$1,500,000,000	100.000%	$1,500,000,000	0.0001102	$165,300
	Total Offering Amounts					$5,800,000,000		$639,160
	Total Fees Previously Paid							n/a
	Total Fee Offsets							n/a
	Net Fee Due							$639,160